                                  (EXHIBIT 11)
                         CONCORDE CAREER COLLEGES, INC.
                       COMPUTATION OF PER SHARE EARNINGS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                         Basic EPS                      Diluted EPS
                                                       Three Months                    Three Months
                                                      Ended March 31,                 Ended March 31,
                                                     ----------------                ----------------
                                                   1998            1997            1998            1997
                                                ----------      ----------      ----------      ----------
Weighted Average Shares Outstanding...........   7,124,000       6,967,000       7,124,000       6,967,000
Options.......................................                                   1,070,000         925,000
Debt/Non Detachable Warrants (1)..............                                                     972,000
Class B Preferred Stock (1)...................                                                     417,000
                                                ----------      ----------      ----------      ----------
Adjusted Weighted Average Shares..............   7,124,000       6,967,000       8,194,000       9,281,000
                                                ----------      ----------      ----------      ----------
Income before accounting change...............  $   89,000      $  480,000      $   89,000      $  480,000
Class A Preferred Stock Redemption (2)........                   1,210,000                       1,210,000
Class A Preferred Dividends...................                     (28,000)                        (28,000)
Class B Preferred Dividends-Imputed...........     (33,000)        (10,000)        (33,000)
Interest on Convertible Debt, Net of Tax (1)..                                                       9,000
                                                ----------      ----------      ----------      ----------
Income Available to Common Shareholders.......      56,000       1,652,000          56,000       1,671,000
                                                ----------      ----------      ----------      ----------
Earnings per Weighted Average Shares..........  $      .01      $      .24      $      .01      $      .18
                                                ==========      ==========      ==========      ==========

(1)  Anti-dilutive for 3 months ended March 31, 1998.

(2) Represents the excess of the carrying value of the preferred stock over the amount of cash paid to the holder of the preferred stock retired on February 25, 1997.